ICAP FUNDS, INC.
                 INVESTMENT ADVISORY AGREEMENT


          This Agreement, entered into as of
,December 30, 1994, is between ICAP FUNDS, INC., a Maryland corporation (the "Corporation"), and INSTITUTIONAL CAPITAL CORPORATION, a Delaware corporation ("ICAP").

          WHEREAS, the Corporation is an open-end
investment company registered under the Investment
Company Act of 1940, as amended (the "Act").  The
Corporation is authorized to create separate series, each with its own separate investment portfolio (the
"Portfolios"), and the beneficial interest in each such series will be represented by a separate series of shares (the "Shares").

          WHEREAS, ICAP is a registered investment adviser, engaged in the business of rendering investment advisory and management services.

          WHEREAS, in managing the Corporation's
assets, as well as in the conduct of certain of its affairs, the Corporation seeks the benefit of the services of ICAP and its assistance in performing certain managerial functions. ICAP desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

          Accordingly, the parties have agreed as
follows:

          1.  Appointment.  The Corporation hereby
appoints ICAP as investment adviser for each of the Portfolios of the Corporation on whose behalf the Corporation executes an Exhibit to this Agreement, and ICAP, by execution of each such Exhibit, accepts the appointments. Subject to the direction of the Board of Directors (the "Directors") of the Corporation, ICAP shall manage the investment and reinvestment of the assets of each Portfolio in accordance with the Portfolio's investment objective and policies and limitations, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and Bylaws of the Corporation as may from time to time be in force.

          2.   Management Functions.  In addition to
the expenses which ICAP may incur in the performance of its investment advisory functions under this Agreement, and the expenses which it may expressly undertake to incur and pay, ICAP shall incur and pay the following expenses:

               (a)  Reasonable compensation, fees and
     related expenses of the Corporation's officers and its Directors, except for such Directors who are not interested persons (as that term is defined in Section 2(a)(19) of the Act) of ICAP;

               (b)  Rental of offices of the
     Corporation; and

               (c)  All expenses of promoting the sale
     of Shares of the Portfolios other than expenses incurred in complying with federal and state laws and the law of any foreign country applicable to the issue, offer, or sale of Shares of the Portfolios.

          3.   Investment Advisory Functions.  In its
capacity as investment adviser, ICAP shall have the following responsibilities:

               (a)  To furnish continuous advice and
     recommendations to the Portfolios, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolios may own or contemplate acquiring from time to time;

               (b)  To cause its officers to attend
     meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the condition of the investments of the Portfolios, the investment recommendations of ICAP, and the investment considerations which have given rise to those recommendations; and

               (c)  To supervise the purchase and sale
     of securities or other assets as directed by the appropriate officers of the Corporation.

The services of ICAP are not to be deemed exclusive and ICAP shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent ICAP from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of ICAP, ICAP shall not be subject to liability to the Corporation, the Portfolios, or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

          4.   Obligations of the Corporation.  The
Corporation shall have the following obligations under this Agreement:

               (a)  To keep ICAP continuously and fully
     informed as to the composition of the Portfolios' investments and the nature of all of its assets and liabilities;

               (b)  To furnish ICAP with a copy of any
     financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Portfolios' shareholders or to any governmental body or securities exchange;

               (c)  To furnish ICAP with any further
     materials or information which ICAP may reasonably request to enable it to perform its functions under this Agreement; and

               (d)  To compensate ICAP for its services
     in accordance with the provisions of paragraph 5 hereof.

          5.   Compensation.  Each Portfolio shall pay
to ICAP for its services a monthly fee, as set forth on the Exhibits hereto, payable on the last day of each month during which or during part of which this Agreement is in effect. For the month during which this Agreement becomes effective and any month during which it terminates, however, there shall be an appro priate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. ICAP may from time to time and for such periods as it deems appropriate reduce its compensation (and/or assume expenses) for one or more of the Portfolios.

          6.   Expenses Paid by Corporation.

               (a)  Except as provided in this
     paragraph, nothing in this Agreement shall be construed to impose upon ICAP the obligation to incur, pay, or reimburse the Corporation for any expenses not specifically assumed by ICAP under paragraph 2 above. Each Portfolio shall pay or cause to be paid all of its expenses and the Portfolio's allocable share of the Corporation's expenses, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Corporation pays to its Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the
     Act) of ICAP; fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent; current legal, accounting and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of portfolio transactions; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; and all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of Shares of the Portfolios, including but not limited to, all costs involved in the registration or qualification of Shares of the Portfolios for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Portfolios.

               (b) If expenses borne by a Portfolio in
     any fiscal year (including ICAP's fee, but excluding interest, taxes, fees incurred in acquiring and disposing of portfolio securities and, to the extent permitted, extraordinary expenses), exceed those set forth in any statutory or regulatory formula prescribed by any state in which Shares of a Portfolio are registered at such time, ICAP will reimburse the Portfolio for any excess.

          7.   Brokerage Commissions.  For purposes of
this Agreement, brokerage commissions paid by a Portfolio upon the purchase or sale of securities shall be considered a cost of the securities of the Portfolio and shall be paid by the respective Portfolios. ICAP is authorized and directed to place portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that ICAP may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if ICAP determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of ICAP. In placing portfolio business with such broker-dealers, ICAP shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of
1934 and other applicable state and federal laws.
Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all portfolio transactions, and the Directors may establish policies or guidelines to be followed by ICAP in placing portfolio transactions for the Portfolios pursuant to the foregoing provisions.

          8. Proprietary Rights. ICAP has proprietary rights in each Portfolio's name and the Corporation's name. ICAP may withdraw the use of such names from the Portfolio or the Corporation.

          9.   Termination.  This Agreement may be
terminated at any time, without penalty, by the Directors of the Corporation or by the shareholders of a Portfolio acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act), provided in either case that 60 days' written notice of termination be given to ICAP at its principal place of business.
This Agreement may be terminated by ICAP at any time by giving 60 days' written notice of termination to the Corporation, addressed to its principal place of business.

          10.  Assignment.  This Agreement shall
terminate automatically in the event of any assignment
(as the term is defined in Section 2(a)(4) of the Act) of this Agreement.

          11.  Term.  This Agreement shall begin for
each Portfolio as of the date of execution of the applicable Exhibit and shall continue in effect with respect to each Portfolio presently set forth on an Exhibit (and any subsequent Portfolios added pursuant to an Exhibit during the initial term of this Agreement for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Corporation), cast in person at a meeting called for that purpose. If a Portfolio is added after the first approval by the Directors as described above, this Agreement will be effective as to that Portfolio upon execution of the applicable Exhibit and will continue in effect until the next annual approval of this Agreement by the Directors and thereafter for successive periods of one year, subject to approval as described above.

          12.  Amendments.  This Agreement may be
amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Directors or by of the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act) of each Portfolio.

          This Agreement will become binding on the parties hereto upon their execution of the Exhibits to this Agreement.

                           EXHIBIT A
                             to the
                 Investment Advisory Agreement

              ICAP Discretionary Equity Portfolio


          For all services rendered by ICAP hereunder, the above-named Portfolio of the Corporation shall pay
ICAP and ICAP agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .80 of 1% of the average daily net assets of the Portfolio.

          The portion of the fee based upon the average daily net assets of the Portfolio shall be accrued daily at the rate of 1/365th of .80 of 1% applied to the daily net assets of the Portfolio.

          The advisory fee so accrued shall be paid to ICAP monthly.

          Executed this 30th day of December, 1994.


                             INSTITUTIONAL CAPITAL
                              CORPORATION


                              By:/s/ Robert H. Lyon
                                 ------------------------
                                 Robert H. Lyon, President



                              ICAP FUNDS, INC.


                              By:/s/ Pamela H. Conroy
                                 -------------------------
                                 Pamela H. Conroy
                                 Vice President and Treasurer



                           EXHIBIT B
                             to the
                 Investment Advisory Agreement

                     ICAP Equity Portfolio


          For all services rendered by ICAP hereunder, the above-named Portfolio of the Corporation shall pay
ICAP and ICAP agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .80 of 1% of the average daily net assets of the Portfolio.

          The portion of the fee based upon the average daily net assets of the Portfolio shall be accrued daily at the rate of 1/365th of .80 of 1% applied to the daily net assets of the Portfolio.

          The advisory fee so accrued shall be paid to ICAP monthly.

          Executed this 30th day of December, 1994.


                             INSTITUTIONAL CAPITAL
                              CORPORATION


                              By:/s/ Robert H. Lyon
                                 --------------------------
                                 Robert H. Lyon, President




                              ICAP FUNDS, INC.


                              By:/s/ Pamela H. Conroy
                                 --------------------------
                                 Pamela H. Conroy
                                 Vice President and Treasurer







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